UNITED STATES
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On June 27, 2011, the Journal of Commerce published the following news story in its print magazine and on its website, www.joc.com. The news story features comments from an interview with Bradley S. Jacobs, managing member of Jacobs Private Equity, LLC. The text of this news story is provided below.
“Betting on Brokerage: Bradley Jacobs plans to base his third multibillion-dollar enterprise on freight,” by William B. Cassidy, June 27, 2011
     BRADLEY S. JACOBS is buying into transportation in a big way. The founder of two multibillion-dollar enterprises, Jacobs and his associates will invest $150 million in Express-1 Expedited Solutions, a publicly owned trucking and logistics company.
     He plans to leverage that $150 million investment in Express-1 to create a multibillion-dollar non-asset transportation and logistics giant that would compete with the largest non-asset brokers, including $9.3 billion C.H. Robinson Worldwide and $6 billion Expeditors International of Washington.
“There are thousands of acquisitions opportunities” in transportation brokerage, Jacobs told The Journal of Commerce. “We’re going to buy a lot of freight brokers of all sizes all around the country. We’re talking to brokers with as little as $5 (million) to $10 million in annual revenue and ones with as much as $1 billion in revenue.”
     And he isn’t just shopping for domestic truck freight brokers. He plans to acquire expedited trucking and international air and ocean freight forwarding businesses as well. Express-1 Expedited has divisions that specialize in all three services.
     “I love expedited,” he said, noting Express-1 is the fifth largest U.S. expedited trucker, according to The Journal of Commerce and SJ Consulting Group. “I’d like to move that up a rung; I don’t like being No. 5 but No. 1 or 2,” Jacobs said. “We’re going to buy some other expeditors, and we’re going to increase the pace at which we sign up owner-operators.”
     Jacobs is striking while the transportation and logistics acquisition market is hotter than it’s been in years, with a slew of acquisitions, mergers, investments and partnerships occurring in trucking, air cargo and ocean shipping. His investment vehicle is Jacobs Private Equity in New York. The firm will purchase 43 million shares of Express-1’s stock for $75 million, and then exercise warrants to acquire another 43 million shares for $75 million. Co-investors will provide another $15 million for total investment of $150 million.
     If shareholders approve the investment plan, already backed by Express-1’s board, Jacobs will become chairman and CEO and majority owner of the fast-growing $158 million company. Buchanan, Mich.-based Express-1 increased its revenue 58 percent in 2010 from $100 million in 2009, while its profit jumped 187 percent. Sales have risen 31 percent in the last two quarters.
     Express-1’s expedited trucking revenue grew 51.3 percent in 2010. Concert Logistics Group increased its revenue 58.5 percent, while Bounce Logistics, its truckload brokerage unit, increased revenue 91.8 percent.
     Jacobs plans to keep the company’s management team, Express-1 co-founder and CEO Michael Welch, President Jeff Curry and Director of Business Development Daniel Para. Curry will run the expedited portion of Express-1, while Para will lead Concert Group Logistics, Express-1’s forwarding wing.
     “Mike (Welch) will still have responsibilities at Express-1, but also will be working with me on acquisitions,” Jacobs said. “We’re already starting.”
     Jacobs, 54, may not be well known in trucking, but he’s no stranger to Wall Street. Since 1992, he has raised more than $6 billion from the debt and equity markets. He started his first company, Amerex Oil Associates, in 1979, and his second firm, oil trading company Hamilton Resources (UK), in 1984.
     In 1989, he founded United Waste Systems, which he built into the fifth-largest U.S. waste disposal firm through more than 200 acquisitions. He sold the publicly owned firm in 1997 for $2.2 billion. According to Forbes magazine, Jacobs turned an initial $3 million investment in United Waste Systems into $120 million in eight years.

     He then turned to the highly fragmented equipment rental business, co-founding United Rentals in 1997 and serving as its chairman until 2007. United Rentals, which Jacobs once said was founded “around my dining room table,” grew through acquisitions to become the largest construction equipment rental firm in the U.S. When Jacobs stepped down in 2007, the company had $3.9 billion in sales. The initial investment in the company by Jacobs and partners totaled $46.5 million.
     Jacobs said the non-asset logistics business is ripe for the same type of consolidation strategy he used in the waste management and equipment rental industries.
     “When I got into the waste and rental businesses, it was premised on a similar sense of the penetration trend,” he said. “In the waste business, there were regulations coming into play that put old dumps out of business and created demand for new technologically sophisticated players. In construction, a lot of the contractors were buying equipment and only using it for a portion of the year,” generating demand for seasonal rental business. He sees similar trends at work in transportation.
     Transportation “is bigger and more fragmented than other industries I’ve had success with in the past,” he said. “I started my search in transportation with the idea of consolidating trucking companies in the U.S., but I migrated to an asset-light model when I saw the high returns on capital. I was very impressed by C.H. Robinson and Expeditors.”
     Jacobs also believes third-party logistics providers, freight brokers and forwarders will grow and gain market share as shippers outsource more transportation. “There are a large number of shippers that routinely use a very small number of capacity providers out of habit,” he said. “My nose tells me there will be more outsourced transportation services. It’s a service that underutilized.”
     He also expects smaller truckers to increasingly rely on 3PLs and brokers to secure business. “I’m not convinced those smaller trucking companies are efficiently finding the best freight to haul,” he said. “I think that over time truckers will use brokers more and more and more. I could be wrong, but I’m willing to make a bet on that.” JOC
Contact William B. Cassidy at wcassidy@joc.com.
[End of news story]

Additional Information and Where to Find It
In connection with the proposed equity investment by Jacobs Private Equity, LLC, the Company will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTIONS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Express-1 Expedited Solutions, Inc., Attn: Secretary of the Board of Directors, 3399 South Lakeshore Drive, Suite 225, Saint Joseph, Michigan 49085, telephone: (269) 429-9761, or from the Company’s website, www.xpocorporate.com.
Jacobs Private Equity, LLC and the Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed equity investment. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2011. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed equity investment, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed equity investment, when filed with the SEC.
Cautionary Statement Regarding Forward-Looking Statements
The communications included herein contain forward-looking statements. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These statements are based on plans, estimates and projections at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should”, “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described in the communications contained herein include, among others: uncertainties as to the timing of the equity investment; the possibility that competing transaction proposals will be made; the possibility that various closing conditions for the equity investment may not be satisfied or waived; the possibility that the warrants, if issued, will not be exercised; general economic and business conditions; and other factors. Readers are cautioned not to place undue reliance on the forward-looking statements included in the communications contained herein, which speak only as of the date such statements were made. Neither the Company nor any other person undertakes any obligation to update any of these statements in light of new information or future events.